EXHIBIT 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3594

PRESS RELEASE

CONTACT	RELEASE
Karen M. L. Whelan	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

FREEMAN AND BREWER NAMED TO UNIVERSAL’S TOP SPOTS

Richmond, VA, August 5, 2008 / PRNEWSWIRE

Universal Corporation’s Board of Directors has elected George C. Freeman, III, currently President and Chief Executive Officer, to succeed Allen B. King as Chairman of the Board, with immediate effect. Mr. King had previously announced his intention to retire at this year’s Annual Meeting. He did not stand for reelection to the Board and has been named Chairman Emeritus. The Board also elected W. Keith Brewer to the post of Executive Vice President, Chief Operating Officer.

Mr. Freeman has been with the Company since 1997. Prior to that time, he was with Hunton & Williams, an international law firm. Mr. Freeman was elected General Counsel and Secretary of the Company in February 2001, and Vice President on November 9, 2005. He was elected President on December 13, 2006, and became Chief Executive Officer on April 1, 2008.

Mr. Brewer has over 30 years of experience with Universal and has led the Company’s global tobacco operations since 2006. Prior to that time, he served as the Company’s International Processing Director for nine years before being named President of Universal Leaf North America U.S., Inc. in 2002. In that role, he oversaw the Company’s North American operations.

Mr. King has been with the Company since 1969. He became President and Chief Executive Officer of the Company on January 1, 2003, and was elected Chairman of the Board of Directors of the Company on October 28, 2003.

Mr. Freeman noted, “I am honored that the Board of Directors has selected me as Chairman. I have worked closely with Allen King for many years, and during this time, we have had a truly unique relationship. We congratulate him on an outstanding career and wish him a long, healthy and happy retirement. In addition, I am pleased that Keith Brewer will now formally serve as Chief Operating Officer of the Company. It is a role that he has filled informally for the last two years. He is a wonderful leader, a supportive colleague, and a good friend who embodies Universal’s best values.”

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2008, were $2.1 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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